Exhibit 5
[Letterhead of Messerli & Kramer P.A.]
September 18, 2006
Uroplasty, Inc.
5420 Feltl Road
Minnetonka, Minnesota 55343
     Re:           Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Uroplasty, Inc., a Minnesota corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of the offer and sale by the Company of up to 1,171,334 shares of its common stock, par value $.01 per share (the “Shares”), issuable upon the exercise of options granted pursuant to certain stock option grant agreements and employment agreements (together, the “Individual Option Agreements”).
We have examined such documents and have reviewed such questions of law as we have considered necessary and relevant for the purpose set forth below. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Individual Option Agreements, as applicable, will be validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ MESSERLI & KRAMER P.A.